EXHIBIT 23.2

DELOITTE & ASSOCIES

Commissaire aux Comptes

Membres de la Compagnie de Versailles

185, avenue Charles de Gaulle

BP 136

92203 Neuilly-sur-Seine Cedex

France

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Lafarge 2007 Option Plan, of our reports dated March 23, 2007, related to the financial statements of Lafarge S.A. and subsidiaries (“Lafarge”) for the year ended December 31, 2006 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006, and our report dated March 24, 2006, relating to the financial statements of Lafarge for the years ended December 31, 2005 and 2004, included in the Annual Report on Form 20-F of Lafarge for the year ended December 31, 2006. The report on the 2006 financial statements expresses an unqualified opinion and includes an explanatory paragraph noting that International Financial Reporting Standards as adopted by the European Union (“IFRS”) vary in certain respects from accounting principles generally accepted in the United States of America (“US GAAP”), as presented in Notes 36 and 37 of the consolidated financial statements. The report on the 2005 and 2004 financial statements expresses an unqualified opinion and includes two explanatory paragraphs noting that: 1) our audits included auditing the adjustments to convert the consolidated financial statements of Lafarge North America Inc. into IFRS for the purpose of consolidation; and 2) IFRS vary in certain significant respects from US GAAP, as presented in Notes 36 and 37 of the consolidated financial statements.

/s/ DELOITTE & ASSOCIES

Neuilly-sur-Seine, France

June 13, 2007